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                                                                 Exhibit 10.16



                                 31 October 2001


Barry Salzman
147 West 15th
New York, NY  10011


                      Re: Your New Capacity at DoubleClick

Dear Barry:

         This letter agreement will confirm our understandings and obligations in connection with your separation from DoubleClick Inc. As used in this letter agreement, "DoubleClick" is defined to include, as appropriate, DoubleClick Inc., any directly or indirectly held subsidiary, any affiliated entity, and any successor to any of the foregoing.

         Resignation. You hereby resign, effective 01 December 2001, from your position as President Global Media, and any other currently-held positions with DoubleClick. This letter agreement confirms that your authority and responsibility for any DoubleClick "policymaking function" (as that term is used in Rule 16a-1 to the Rules and Regulations to the Securities Exchange Act of
1934) immediately ceases upon your resignation from these positions. From 01 December 2001 through the Termination Date (as defined below), you will continue to be employed by DoubleClick and will assist in those special projects as may be designated by DoubleClick's Chief Executive Officer and reasonably acceptable to you. DoubleClick acknowledges that you will be able to serve in your new capacity without being present in DoubleClick's offices on a daily basis.

         Termination Date. The termination date for the purposes of this Letter Agreement will be 07 June 2002.

         Separation Pay. In lieu of a notice period and in consideration for your agreeing to the terms of this agreement, you will receive your regular salary at your current base rate of pay for the period from today until 07 June 2002 (the "Termination Date"). In addition, on or before 01 April 2002, you will receive a 2001 bonus equal to $150,000 (gross). All payments will be less (x) customary deductions and (y) withholding.




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         Stock Sales. Immediately following your resignation, DoubleClick will, to the extent necessary, file to remove you as a Section 16 reporting officer. You acknowledge that you are familiar with the trading and reporting requirements applicable to a former Section 16 reporting officer. Until the Termination Date, you agree to continue to abide by DoubleClick's insider trading policies, for which purposes you shall remain a "Listed Employee." Following the Resignation Date until 2 January 2003, you agree to notify DoubleClick in advance of any planned stock sales, although it is acknowledged that you will no longer be subject to DoubleClick's insider trading policies following the Termination Date.

         Stock Options. This letter agreement confirms that all stock options granted to you by DoubleClick prior to the date of this letter will continue to vest according to their respective terms through the Termination Date.

         Release of Claims. On or promptly following the Termination Date, DoubleClick hereby agrees to execute the release attached hereto as Exhibit A, and you hereby agree to execute the release attached hereto as Exhibit B. You acknowledge and agree that DoubleClick's obligation to pay any separation pay to you hereunder (other than salary continuation) is expressly contingent upon your execution of the release attached as Exhibit B (provided that DoubleClick concurrently executes the release attached as Exhibit A).

         Confidentiality. You shall keep the terms and conditions of this agreement strictly confidential. You shall not disclose the terms of this agreement, except to your tax, finance, or legal advisors, or to your immediate family members, or to potential new employers, each of whom will also have an obligation of confidentiality.

         You further recognize and reaffirm that the Employee Covenant of Confidentiality and the Employee Proprietary Information and Inventions Agreement you signed pursuant to your employment with DoubleClick continue in full force and effect. You agree that you will never disclose DoubleClick trade secret or proprietary information, including but not limited to information in its databases, technical or scientific information relating to current or future products, services, or research, business or marketing plans or projections, earnings and other financial data, personnel information, including executive and organizational changes, software, computer systems and programs, and policies and procedures of DoubleClick.

         Return of Company Property. By signing below, you agree that you will use your best efforts to return to DoubleClick, on or before the Termination Date, any documents (including electronic documents, disks, and files) that you received and/or created as part of your employment with DoubleClick and that remain in your possession, custody or control, and you further agree that you will not, to the best of your knowledge and belief, have retained (yourself or through an agent) any copies thereof. You further agree that you will use your best efforts to return, on or before the




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Termination Date, all tangible company property that remains in your possession, custody or control, including but not limited to company-sponsored credit cards and/or calling cards, keys, badges, and any other company property. You agree and understand that your material compliance with the requirements of this paragraph is an express condition to your entitlement to the Separation Pay (other than salary continuation) set forth above. We acknowledge that you will vacate an office no later than the resignation date specified in this letter agreement, and that you may remove your personal belongings from the company premises at your convenience. You agree that DoubleClick may, at its discretion, examine all documents and other materials that you have designated as personal, prior to their removal from the company premises.

         Outplacement and Visa Application and Legal Costs. DoubleClick will pay for outplacement services with the vendor of your choice with maximum coverage of $10,000 or six months. The six month period will commence at your discretion. DoubleClick will, through its counsel, pay for the costs associated with the renewal of your green card, up to a limit of $5,000.

         Non-Solicitation. You agree that, for a period of one year from your Termination Date, you may not solicit any DoubleClick employee on behalf of another employer or encourage any DoubleClick employee to leave the company.

         Non-Competition with DoubleClick Business. In consideration of your employment by DoubleClick, you agree that for a period of one (1) year commencing December 1st, 2001 you will not, directly or indirectly, either as a sole proprietor or on behalf of any person, firm or corporation more than 50% of whose revenue is derived from email technology or online ad serving businesses (the "Prohibited Business"), solicit any Prohibited Business from any account which is a client of DoubleClick at December 1st, 2001.

         Duty to Cooperate. You agree to cooperate with DoubleClick, on reasonable request and at DoubleClick's sole expense, in providing truthful testimony or information with respect to all governmental or criminal inquiries or investigations, claims and litigation pertaining to DoubleClick.

         Indemnification. DoubleClick hereby confirms that, with respect to any matter in which (i) you are named as a defendant or (ii) your actions as an officer or employee of DoubleClick or any of its subsidiaries or affiliates are at issue, you will remain entitled to all indemnification and related protections currently extended to DoubleClick's or any of its subsidiaries' or affiliates' officers under its or their certificate of incorporation and bylaws. Without limiting the foregoing, DC shall indemnify you and hold you harmless for all of your actions referred to above to the fullest extent permitted by applicable law. However, DoubleClick will not (except to the extent otherwise currently provided in DoubleClick's certificate of incorporation or bylaws) be obligated to indemnify or defend you in any instance in which DoubleClick, in its reasonable discretion exercised in good faith, believes that you have been involved




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in an act of fraud, gross negligence or willful misconduct. This letter agreement confirms that you will continue to be covered under DoubleClick's directors' and officers' insurance for matters occurring during your tenure as an officer or employee of DoubleClick Inc. or as a director of its affiliated entities.

         Non-Disparagement. DoubleClick agrees not to disparage your professional or personal reputation. Similarly, you agree not to disparage DoubleClick or the professional or personal reputation of any DoubleClick officer or employee. An internal announcement and press release will be drafted for your advance review. You and DoubleClick agree to respond to inquiries about your departure with a mutually agreed upon statement. Notwithstanding the foregoing, you agree not to respond to press inquiries about your separation from DoubleClick without DoubleClick's prior agreement. If a prospective employer contacts DoubleClick regarding your employment, a senior executive of DoubleClick will provide a positive account of your service to DoubleClick. Otherwise, only title and dates of employment will be released without your advance written consent.

         Benefits. You are entitled to the following benefits: You will receive payment for any accrued but unused Paid Time Off days. You will receive any entitlement under DoubleClick's 401(k) plan in accordance with the terms of the plan as applied to all covered employees. You will be refunded the post-tax value of your cash balance from contributions, if any, to the Employee Stock Purchase Plan. You will be reimbursed for any usual and ordinary business expenses incurred in connection with your employment in accordance with DoubleClick's expense policy. You will be entitled to retain, and exercise, all stock options vested on or before the Termination Date in accordance with the terms expressed in the respective notices of grant of stock option. Your entitlement to stock option vesting shall cease completely as of that date.

         Your benefits and coverages under the medical insurance arrangements to which you are subject as of the date of this agreement will continue, under the current terms and conditions, through the Termination Date, on which date such benefits and coverages will cease and you will be eligible to continue such benefits and coverages at your expense pursuant to the federal law known as COBRA. You will be receiving more detailed information concerning your option to continue your health coverage under separate cover. Other than the foregoing benefits and the Separation Pay set forth above, you will not be entitled to any form of payment or benefit.

         Entire Agreement/Choice of Law/Severability. This agreement contains the entire agreement between the parties, including superseding the Covenant of Non-Competition and Covenant Not To Compete, each of which shall be of no force and effect, and shall be governed by the laws of the State of New York without giving effect to its principles of conflicts of law. You hereby agree that you are subject to the jurisdiction of the courts of the State of New York. This agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.




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         Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be part of this agreement.

         Acknowledgment. You acknowledge by signing this agreement that you have read it in its entirety, understand all of its terms and conditions, and knowingly and voluntarily assent to those terms and conditions. Any alterations to this agreement shall not affect its terms; your signature shall be deemed an acceptance of its terms without modification. You further acknowledge that you have been advised of your right to consult with counsel in connection with this agreement.

         To signify your acceptance of these terms, please sign and date this agreement in the space provided and return the original to me.


                                          Very truly yours,

                                          DoubleClick Inc.


                                          By:      /s/ Brian Schipper
                                              ----------------------------------
                                                   Brian Schipper
                                                   Sr. Vice President
                                                   Human Resources



AGREED TO AND ACCEPTED:

     /s/ Barry Salzman
---------------------------------
     Barry Salzman

     10-31-01
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     Date